Exhibit 10.4

EXECUTION VERSION

COLLATERAL MANAGEMENT AGREEMENT

Dated October 15, 2026

by and between

ABPCI PRIVATE FUNDING V LLC,

as Issuer

and

AB PRIVATE CREDIT INVESTORS LLC,

as Collateral Manager

COLLATERAL MANAGEMENT AGREEMENT

THIS COLLATERAL MANAGEMENT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of October 15, 2026, is entered into by and between ABPCI PRIVATE FUNDING V LLC, a Delaware limited liability company (the “Issuer”), and AB PRIVATE CREDIT INVESTORS LLC, a Delaware limited liability company, as collateral manager (together with its successors and permitted assigns, the “Collateral Manager”).

WITNESSETH:

WHEREAS, the Secured Debt will be issued pursuant to (i) an Indenture and Security Agreement to be dated as of the date hereof (the “Indenture”), by and between the Issuer and U.S. Bank Trust Company, National Association, as collateral trustee (the “Collateral Trustee”) and (ii) a Class A Credit Agreement to be dated as of the date hereof (the “Credit Agreement”), among the Issuer, as borrower, various financial institutions and other persons, as lenders (the “Lenders”), U.S. Bank Trust Company, National Association, as loan agent (in such capacity, the “Loan Agent”) and the Collateral Trustee, as collateral trustee;

WHEREAS, the Issuer intends to pledge all of its right, title and interest in and to the Assets, as set forth in the Indenture, to the Collateral Trustee as security for the Issuer’s obligations under the Indenture and the Credit Agreement;

WHEREAS, the Issuer desires to appoint AB Private Credit Investors LLC as the Collateral Manager to provide the services described herein and AB Private Credit Investors LLC desires to accept such appointment;

WHEREAS, the Indenture will authorize the Issuer to enter into this Agreement, pursuant to which the Collateral Manager agrees to perform, on behalf of the Issuer certain investment management duties with respect to the acquisition, administration and disposition of Assets in the manner and on the terms set forth herein and to perform such additional duties as are consistent with the terms of this Agreement, the Indenture and the Credit Agreement as the Issuer may from time to time reasonably request; and

WHEREAS, the Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

(a) As used in this Agreement:

“AB” shall have the meaning set forth in Section 4.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Affiliate Transaction” shall have the meaning set forth in Section 5.

“Agreement” shall have the meaning set forth in the preamble.

“Cause” shall have the meaning set forth in Section 14(a).

“Client” shall mean, with respect to any specified Person, any Person or account for which the specified Person provides investment management services or investment advice.

“Collateral Management Fees” shall have the meaning set forth in Section 8(a).

“Collateral Manager” shall have the meaning set forth in the preamble.

“Collateral Manager Breach” shall have the meaning set forth in Section 10(a).

“Collateral Manager Debt” shall mean any Debt owned by the Collateral Manager, a Controlled Affiliate thereof, or any account, fund, client or portfolio established and controlled by the Collateral Manager or a Controlled Affiliate thereof or for which the Collateral Manager or a Controlled Affiliate thereof acts as the investment adviser or with respect to which the Collateral Manager or a Controlled Affiliate thereof exercises discretionary authority.

“Collateral Trustee” shall have the meaning set forth in the recitals hereto.

“Daily Average Collateral Obligation Commitment Amount” shall mean, for any Payment Date, the daily average Aggregate Principal Balance of all Collateral Obligations for the Collection Period relating to such Payment Date (as certified by the Collateral Manager to the Collateral Trustee and based on the average of the Aggregate Principal Balance of all Collateral Obligations as of the reporting dates set forth in the last three monthly reports delivered pursuant to the Indenture; provided that, with respect to the first Payment Date, the calculation shall be based on the daily average Aggregate Principal Balance of all Collateral Obligations from the Closing Date to the Determination Date relating to such Payment Date).

“Expenses” shall have the meaning set forth in Section 10(b).

“Fee Basis Amount” shall mean, for any Payment Date, the sum, without duplication, of (i) the Daily Average Collateral Obligation Commitment Amount for such Payment Date, (ii) the daily average balance of the amounts on deposit in all Accounts (including Eligible Investments therein) representing Principal Proceeds for the Collection Period related to such Payment Date and (iii) the aggregate amount of all Principal Financed Accrued Interest on such Payment Date.

“Indemnified Party” shall have the meaning set forth in Section 10(b).

“Indenture” shall have the meaning set forth in the recitals hereto.

“Instrument of Acceptance” shall have the meaning set forth in Section 12(c).

“Internal Policies” shall have the meaning set forth in Section 3(c).

“Issuer” shall have the meaning set forth in the preamble.

“Losses” shall have the meaning set forth in Section 10(b).

“Material Adverse Effect” shall mean, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition (other than the performance of the Assets) or operations of the Issuer taken as a whole, (b) the validity or enforceability of the Indenture, this Agreement or the applicable Organizational Instruments of the Issuer or (c) the existence, perfection, priority or enforceability of the Collateral Trustee’s lien on the Assets.

“Organizational Instruments” shall mean the memorandum and articles of association or certificate of incorporation and bylaws (or the comparable documents for the applicable jurisdiction), in the case of an exempted company or a corporation, or the partnership agreement or certificate of limited partnership (or the comparable documents for the applicable jurisdiction), in the case of a partnership, or the certificate of formation and limited liability company agreement (or the comparable documents for the applicable jurisdiction), in the case of a limited liability company, in each case as amended, modified or supplemented from time to time in accordance therewith.

“Owner” shall mean, with respect to any Person, any direct or indirect shareholder, member, partner or other equity or beneficial owner thereof.

“Registered Investment Adviser” shall mean a Person duly registered as an investment adviser in accordance with and pursuant to Section 203 of the Advisers Act.

“Related Person” shall mean, with respect to any Person, the owners of the equity interests therein, directors, officers, employees, personnel, managers, agents and professional advisors thereof.

“Responsible Officer” shall mean, with respect to any Person, any duly authorized director, officer or manager of such Person (or, with respect to a limited partnership, such Partner’s general partner) with direct responsibility for the administration of the applicable agreement and who is authorized to act for such Person in matters relating to or binding upon such Person with matters relating to such request (and in the case of AB Private Credit Investors LLC, has a title of “director” or more senior) and also, with respect to a particular matter, any other duly authorized director, officer or manager of such Person to whom such matter is referred because of such director’s, officer’s or manager’s knowledge of and familiarity with the particular subject. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any Person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Section 28(e)” shall have the meaning set forth in Section 3(b).

“Senior Collateral Management Fee” shall have the meaning set forth in Section 8(a).

“Standard of Care” shall mean the standard of care set forth in Section 2(a).

“Statement of Cause” shall have the meaning set forth in Section 14(a).

“Subordinated Collateral Management Fee” shall have the meaning set forth in Section 8(a).

“Termination Notice” shall have the meaning set forth in Section 14(a).

“Transaction” shall mean any action taken by the Collateral Manager on behalf of the Issuer with respect to the Assets, including, without limitation, (i) selecting the Collateral Obligations and Eligible Investments to be acquired, sold, terminated or otherwise disposed of by the Issuer (ii) investing and reinvesting the Assets, (iii) amending, waiving and/or taking any other action commensurate with managing the Assets and (iv) instructing the Collateral Trustee with respect to any acquisition, disposition or tender of, or Offer with respect to, a Collateral Obligation, Equity Security, Eligible Investment or other assets received in respect thereof in the open market or otherwise by the Issuer.

(b) Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture. The following rules apply to the use of defined terms and the interpretation of this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” is not exclusive (unless preceded by “either”) and “include” and “including” are not limiting; (iii) unless the context otherwise requires, references to agreements shall be deemed to mean and include such agreements as the same may be amended, supplemented, waived and otherwise modified from time to time; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor; (v) a reference to a Person includes its successors and assigns; (vi) a reference to a Section without further reference is to the relevant Section of this Agreement; (vii) the headings of the Sections and subsections are for convenience and shall not affect the meaning of this Agreement; (viii) “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form (including telefacsimile and electronic mail); (ix) “hereof”, “herein”, “hereunder” and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto; (x) references to any gender include any other gender, masculine, feminine or neuter, as the context requires; and (xi) references to the consent of the Issuer shall mean the consent of the Designated Manager and/or the Independent Manager of the Issuer, as applicable, not the consent of any Holder of Secured Debt.

Section 2. General Duties and Authority of the Collateral Manager.

(a) AB Private Credit Investors LLC is hereby appointed as Collateral Manager of the Issuer for the purpose of performing certain investment management functions including, without limitation, supervising and directing the investment and reinvestment of the Collateral Obligations and Eligible Investments and performing certain administrative and advisory functions on behalf of the Issuer in accordance with the applicable provisions of this Agreement and the Indenture, and AB Private Credit Investors LLC hereby accepts such appointment. The Collateral Manager will perform its obligations hereunder and under the Indenture with reasonable care and in good faith, (i) using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it may manage for itself and its Clients and (ii) in accordance with the Collateral Manager’s existing practices and procedures with respect to investing in assets of the nature and character of the Assets (such standard of care, the “Standard of Care”). To the extent not inconsistent with the foregoing, the Collateral Manager will follow its customary standards, policies and procedures in performing its duties under this Agreement and the Indenture.

(b) Subject to Section 2(a), Section 2(c)(i), Section 2(e), Section 2(f), Section 5, Section 7 and Section 10 and to the applicable provisions of the Indenture, the Collateral Manager shall, and is hereby authorized to:

(i) select the Collateral Obligations and Eligible Investments to be acquired, sold, terminated or otherwise disposed of by the Issuer;

(ii) invest and reinvest the Assets as provided in the Indenture (provided that investments and reinvestments in Collateral Obligations are subject to certain conditions and are not permitted after the Reinvestment Period);

(iii) instruct the Collateral Trustee with respect to any acquisition, disposition or tender of, or Offer with respect to, a Collateral Obligation, Equity Security, Eligible Investment or other assets received in respect thereof in the open market or otherwise by the Issuer;

(iv) monitor the ratings of the Collateral Obligations, consult on behalf of the Issuer with the Rating Agency at such times as may be reasonably requested by the Rating Agency and providing the Rating Agency with any information reasonably requested in connection with the Rating Agency’s monitoring of the Collateral Obligations and the Rating Agency’s maintenance of its ratings of the Secured Debt; and

(v) perform all other tasks and take all other actions that are specified as the duties of the Collateral Manager set forth in any of the Indenture or this Agreement and, in the Collateral Manager’s sole discretion, take all other actions on behalf of the Issuer that are not inconsistent with such duties.

The Collateral Manager shall, and is hereby authorized to, perform its obligations hereunder and under the Indenture in a manner which is consistent with the terms hereof and the applicable terms of the Indenture. The Collateral Manager will not be bound to comply with any supplement to the Indenture, however, until it has received a copy of any such supplement from the Issuer or the Collateral Trustee and unless the Collateral Manager has consented thereto, as provided in the Indenture.

Notwithstanding anything to the contrary in this Section 2(b), none of the services performed by the Collateral Manager shall result in or be construed as resulting in an obligation to perform any of the following: (i) the Collateral Manager acting repeatedly or continuously as an intermediary in securities for the Issuer; (ii) the Collateral Manager providing investment banking services to the Issuer; (iii) the Collateral Manager having direct contact with, or actively soliciting or finding, outside investors to invest in the Issuer or (iv) the Collateral Manager authorizing or causing the disbursement of money or other assets of the Issuer, except in accordance with this Agreement, the Indenture, or any other Transaction Documents or in connection with the acquisition, sale or disposal of the Issuer’s Assets, it being understood that it is the intention of the Parties that the Collateral Manager not take any action through the power of attorney granted hereby that would cause the Collateral Manager to have custody of the Issuer’s funds or securities within the meaning of Rule 206(4)-2 under the Advisers Act. Without limitation to the foregoing, in no event shall the Collateral Manager have authority to cause a disbursement (except in connection with the acquisition, sale, investment or disposal of the Assets) by the Issuer except upon the approval of the Issuer.

(c) Subject to the provisions concerning its general duties and obligations as set forth in paragraphs (a) and (b) above and the terms of the Indenture, the Collateral Manager shall provide, and is hereby authorized to provide, the following services to the Issuer:

(i) The Collateral Manager shall perform the investment-related duties and functions (including, without limitation, the furnishing of Issuer Orders and Responsible Officer’s certificates) as are expressly required hereunder and under the Indenture with regard to acquisitions, sales or other dispositions of Collateral Obligations, Equity Securities, Eligible Investments and other assets permitted to be acquired or sold under, and subject to, the Indenture (including any proceeds received by way of Offers, workouts and restructurings of assets owned by the Issuer) and shall comply with the requirements in the Indenture. The Collateral Manager shall have no obligation to perform any other duties other than as expressly specified herein, in the Indenture as applicable to it, and the Collateral Manager shall be subject to no implicit obligations of any kind. The Issuer hereby irrevocably (except as provided below) appoints the Collateral Manager as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with the performance of its duties provided for in this Agreement and in the Indenture, but subject in all cases to Section 2(f) herein, including, without limitation, the following powers: (A) to give or cause to be given any necessary receipts or acquittance for amounts collected or received hereunder or thereunder, (B) to make or cause to be made all necessary transfers of the Collateral Obligations, Equity Securities and Eligible Investments in connection with any acquisition, sale, termination or other disposition made pursuant hereto and the Indenture, (C) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Issuer all necessary or appropriate bills of sale, assignments, agreements and other instruments in connection with any such acquisition, sale, termination or other disposition and (D) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Issuer any consents, votes, proxies, waivers, notices, amendments, modifications, agreements, instruments, orders or other documents in connection with or pursuant to this Agreement or the Indenture relating to any Collateral Obligation, Equity Security or Eligible Investment. Notwithstanding the foregoing, it is understood that the power of attorney granted herein is in all cases and for all purposes qualified and limited by the Indenture and other Transaction Documents and, as such, the power of attorney granted hereby is limited rather than general. The Issuer hereby ratifies and confirms all that such attorney-in-fact (or any substitute) shall lawfully do hereunder and pursuant hereto and authorizes such attorney-in-fact to exercise full discretion and act for the Issuer in the same manner and with the same force and effect as the members, managers or officers of the Issuer might or could do in respect of the performance of such services, as well as in respect of all other things the Collateral Manager deems necessary or incidental to the furtherance or conduct of such services, subject in each case to the other terms of this Agreement. The Issuer hereby authorizes such attorney-in-fact, in its sole discretion (but subject to applicable law and the provisions of this Agreement and the Indenture), to take all actions that it considers reasonably necessary and appropriate in respect of the Assets, this Agreement, the Indenture and the other Transaction Documents. Nevertheless, if so requested by the Collateral Manager or by a purchaser of any Collateral Obligation, Equity Security or Eligible Investment, the Issuer shall ratify and confirm any such sale, termination or other disposition by executing and delivering to the Collateral Manager or such purchaser all proper bills of sale, assignments, releases, powers of attorney, proxies, other orders and other instruments as may reasonably be designated in any such request. Except as otherwise set forth and provided for herein, this grant of power of attorney is coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Issuer. Notwithstanding anything herein to the contrary, the appointment herein of the Collateral Manager as the Issuer’s agent and attorney-in-fact shall automatically cease and terminate upon any termination of this Agreement or upon the effective date of the appointment of a successor Collateral Manager following the resignation of the Collateral Manager pursuant to Section 12 or any removal of the Collateral Manager pursuant to Section 14. Each of the Collateral Manager and the Issuer shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement and the Indenture.

(ii) The Collateral Manager shall instruct the Issuer with respect to the acquisition of Collateral Obligations by the Issuer in accordance with the Indenture.

(iii) Pursuant to the terms of this Agreement and subject to any applicable terms of the Indenture, the Collateral Manager shall monitor the Assets on behalf of the Issuer on an ongoing basis and shall provide or cause to be provided to the Issuer all reports, schedules and other data reasonably available to the Collateral Manager that the Issuer is required to prepare and deliver or cause to be prepared and delivered under the Indenture, in such forms and containing such information required thereby, in reasonably sufficient time for such required reports, schedules and data to be reviewed and delivered by or on behalf of the Issuer to the parties entitled thereto under the Indenture. The obligation of the Collateral Manager to furnish such reports, schedules and other data is subject to the Collateral Manager’s timely receipt of necessary information, reports, schedules and other data from the Person responsible for the delivery or preparation thereof (including without limitation, Obligors of the Collateral Obligations, the Rating Agency, the Collateral Administrator and the Collateral Trustee) and to any confidentiality restrictions with respect thereto. The Collateral Manager shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by a Person that the Collateral Manager has no reason to believe is not duly authorized. The Collateral Manager also may rely upon any statement made to it orally or by telephone and made by a Person the Collateral Manager has no reason to believe is not duly authorized, and shall not incur any liability for relying thereon. The Collateral Manager is entitled to rely on any other information furnished to it by third parties that it reasonably believes in good faith to be genuine.

(iv) The Collateral Manager, on behalf of the Issuer, shall be responsible for obtaining, to the extent reasonably practicable and to the extent such information is readily available to it, any information concerning whether a Collateral Obligation is a Discount Obligation or has become a Defaulted Obligation, a Credit Risk Obligation, a Current Pay Obligation or a Credit Improved Obligation.

(v) The Collateral Manager may, subject to and in accordance with the Indenture, as agent of the Issuer and on behalf of the Issuer, direct the Collateral Trustee to take any of the following actions with respect to a Collateral Obligation, Equity Security or Eligible Investment, as applicable, or as otherwise specified below:

(A) purchase or otherwise acquire such Collateral Obligation or Eligible Investment;

(B) retain such Collateral Obligation, Equity Security or Eligible Investment;

(C) sell or otherwise dispose of such Collateral Obligation, Equity Security or Eligible Investment (including any assets received by way of Offers, workouts and restructurings on assets owned by the Issuer) in the open market or otherwise;

(D) if applicable, tender such Collateral Obligation, Equity Security or Eligible Investment;

(E) if applicable, consent to or refuse to consent to any proposed amendment, modification, restructuring, exchange, waiver or Offer;

(F) retain or dispose of any securities or other property (if other than cash) received by the Issuer;

(G) waive any default with respect to any Defaulted Obligation;

(H) vote to accelerate the maturity of any Defaulted Obligation;

(I) participate in a committee or group formed by creditors of an issuer or a borrower under a Collateral Obligation, Equity Security or Eligible Investment;

(J) after or in connection with the payment in full of all amounts owed under the Debt and the termination without replacement of the Indenture or in connection with any redemption of the Debt, advise the Issuer as to when, in the view of the Collateral Manager, it would be in the best interest of the Issuer to liquidate the Issuer’s investment portfolio (and, if applicable, after discharge of the Indenture) and render such assistance as may be necessary or required by the Issuer in connection with such liquidation or any actions necessary to effectuate a redemption of the Debt;

(K) advise and assist the Issuer with respect to the valuation of the Assets, to the extent required or permitted by the Indenture;

(L) provide strategic and financial planning (including advice on utilization of assets), financial statements and other similar reports;

(M) negotiate, modify or amend any indebtedness of the Issuer as authorized by the Indenture in connection with an additional issuance or incurrence of Secured Debt or a Refinancing; and

(N) exercise any other rights or remedies with respect to such Collateral Obligation, Equity Security or Eligible Investment as provided in the Underlying Instruments of the Obligor or issuer of such Assets or the other documents governing the terms of such Assets or take any other action not inconsistent with the terms of this Agreement or the Indenture which the Collateral Manager reasonably determines to be in the best interests of the Issuer.

(vi) The Collateral Manager may, upon request of the Issuer, retain accounting (including tax accounting), tax, counsel and other professional services on behalf of the Issuer as may be needed by the Issuer.

(vii) In connection with the acquisition of any Collateral Obligation by the Issuer, the Collateral Manager shall prepare, on behalf of the Issuer, the information required to be delivered to the Collateral Trustee pursuant to the Indenture.

(viii) Where the Collateral Manager executes on behalf of the Issuer an agreement or instrument pursuant to which any security interest over any assets of the Issuer is created or released, the Collateral Manager shall promptly give written notice thereof to the Issuer and shall provide the Issuer with such information and/or copy documentation in respect thereof as the Issuer may reasonably require.

(d) In performing its duties hereunder and when exercising its discretion and judgment in connection with any transactions involving the Assets, the Collateral Manager shall carry out any reasonable written directions of the Issuer for the purpose of the Issuer’s compliance with its Organizational Instruments and the Indenture; provided that such directions are not inconsistent with any provision of this Agreement or the Indenture by which the Collateral Manager is bound or prohibited by applicable law.

(e) In providing services hereunder, the Collateral Manager may, without the consent of any Person, delegate to third parties (including without limitation its affiliates) the duties assigned to the Collateral Manager under this Agreement, and employ third parties (including without limitation its affiliates) to render advice (including investment advice), to provide services to arrange for trade execution and otherwise provide assistance to the Issuer, and to perform any of the Collateral Manager’s duties under this Agreement; provided that the Collateral Manager shall not (i) delegate investment advice responsibilities including, without limitation, asset selection, credit review and the negotiation and determination of the acquisition price of a

Collateral Obligation, to non-affiliates or (ii) be relieved of any of its duties hereunder regardless of the performance of any services by third parties, including affiliates; provided, further, that no such third party services shall cause the Issuer to be subject to tax in any jurisdiction. Notwithstanding anything to the contrary contained herein, to the extent the Collateral Manager has exercised the Standard of Care in delegating its duties, the Collateral Manager shall not be liable for any subsequent action taken by such agent.

(f) Notwithstanding anything herein or any other Transaction Document to the contrary, the Collateral Manager shall have no authority to hold (directly or indirectly), or otherwise obtain possession of, any funds or securities of the Issuer (including Collateral Obligations or Eligible Investments). The Collateral Manager agrees that any requests regarding the disbursement of any funds in any Account must be made in accordance with the Indenture or other Transaction Document and must be sent to the Collateral Trustee and shall be considered only as informing the Collateral Trustee of such request. Without limiting the foregoing, the Collateral Manager shall have no authority to (i) sign checks on the Issuer’s behalf, (ii) deduct fees from any Account, (iii) withdraw funds or securities from any Account, or (iv) dispose of funds in any Account for any purpose other than pursuant to transactions authorized by the Indenture. The Collateral Manager agrees that any requests regarding the disbursement of funds in any Account must be made in accordance with the Indenture and must be sent to the Collateral Trustee. Nothing in this Section 2(f) shall prohibit the Collateral Manager from issuing instructions to the Collateral Trustee or Custodian to effect or to settle any bills of sale, assignments, agreements and other instruments in connection with any acquisition, sale, investment or other disposition of any Asset of the Issuer as permitted by the Indenture.

(g) To the fullest extent permitted by applicable law and subject to the Standard of Care and the legal, contractual and fiduciary duties owed by the Collateral Manager, including the duty to act in the best interest of the Issuer, whenever in the Indenture or this Agreement the Collateral Manager is permitted or required to make a decision in its “sole discretion,” “reasonable discretion” or “discretion” or under a grant of similar authority or latitude, the Collateral Manager shall be entitled to consider only such interests and factors as it desires, including its own interests or the interests of any of its Affiliates, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Issuer or any other Person. The intent of granting authority to act in its “discretion” to the Collateral Manager is that no other party’s express consent is required to be obtained by the Collateral Manager when acting pursuant to such grant of authority under this Agreement or the Indenture; provided that any action taken pursuant to such grant of discretion is consistent with the legal, contractual and fiduciary duties owed by the Collateral Manager. If any questions should arise with respect to the operation of the Issuer that are not specifically provided for in this Agreement or Indenture, or with respect to the interpretation of this Agreement or the Indenture, the Collateral Manager is hereby authorized to make a final determination in its sole discretion with respect to any such question, and its determination and interpretation so made shall be final and binding on all parties.

Section 3. Purchase and Sale Transactions; Brokerage.

(a) The Collateral Manager, subject to and in accordance with the Indenture, hereby agrees that it shall cause any Transaction to be conducted on terms and conditions negotiated on an arm’s-length basis (except as otherwise expressly required by the Indenture) and in accordance with applicable law. Except as expressly permitted under the Indenture, no Assets (other than any Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations) shall be purchased if such Assets may give rise to any obligation or liability on the Issuer’s part to the Obligor or issuer thereof to take any action or make any payment other than at the Issuer’s option.

(b) To the extent required by applicable law, the Collateral Manager will seek to obtain best execution (but shall have no obligation to obtain the lowest price available) for all orders placed with respect to any Transaction, in a manner permitted by law and in a manner it believes to be in the best interests of the Issuer. Subject to the preceding sentence, the Collateral Manager may, in the allocation of business, select brokers and/or dealers with whom to effect trades on behalf of the Issuer and may open cash trading accounts with such brokers and dealers (provided that none of the Assets may be credited to, held in or subject to the lien of the broker or dealer with respect to any such account). In addition, subject to the first sentence of this paragraph, the Collateral Manager may, in the allocation of business, take into consideration research and other brokerage services furnished to the Collateral Manager or its affiliates by brokers and dealers which are not affiliates of the Collateral Manager; provided that the Collateral Manager in good faith believes that the compensation for such services rendered by such brokers and dealers complies with the requirements of Section 28(e) of the Securities Exchange Act of 1934, as amended (“Section 28(e)”), or in the case of principal or fixed income transactions for which the “safe harbor” of Section 28(e) is not available, the amount of the spread charged is reasonable in relation to the value of the research and other brokerage services provided. Such services may be used by the Collateral Manager in connection with its other advisory activities or investment operations. The Collateral Manager may aggregate sales and purchase orders placed with respect to the Assets with similar orders being made simultaneously for itself, its affiliates or other accounts managed by the Collateral Manager or by affiliates of the Collateral Manager, if in the Collateral Manager’s reasonable judgment such aggregation can be expected to result in an overall economic benefit to the Issuer taking into consideration the advantageous selling or purchase price, brokerage commission or other expenses, as well as the availability of such obligations or securities on any other basis. In accounting for such aggregated order price, commissions and other expenses may be apportioned on a weighted average basis. The Issuer acknowledges and agrees that (i) the determination by the Collateral Manager of any benefit to the Issuer will be subjective and will represent the Collateral Manager’s evaluation at the time that the Issuer may be expected to be benefited by relatively better purchase or sale prices, lower brokerage commissions, lower transaction costs and expenses and beneficial timing of transactions or any combination of any of these and/or other factors and (ii) the Collateral Manager shall be fully protected with respect to any such determination to the extent the Collateral Manager acts in accordance with the Standard of Care.

(c) The Collateral Manager may, from time to time, be presented with investment opportunities that fall within the investment objectives of the Issuer or the Collateral Manager and its affiliates, of other Clients of the Collateral Manager or its affiliates and of Persons with whom the Collateral Manager has entered into co-investment arrangements. In such circumstances, the Collateral Manager expects to allocate such opportunities among the Collateral Manager, its affiliates, Clients of the Collateral Manager or its affiliates and any other Persons with whom the Collateral Manager has entered into any co-investment arrangement, as applicable, in accordance with any allocation and/or co-investment policy agreed to with any such Persons, as applicable, and the contractual and legal duties owed to such Persons, as applicable, and the allocation policy of the Collateral Manager, as such policy may be amended from time to time, and on a basis that the Collateral Manager determines in good faith is appropriate taking into consideration such factors as it determines, including the fiduciary duties owed to the Issuer, such other Clients and contractual arrangements with such co-investors, the tolerance for risk or volatility of the Issuer and such other Clients, the primary mandates or strategies of the Issuer and such other Clients, whether the Collateral Manager is a non-discretionary adviser to such other Clients, and diversification, tax and other similar considerations including, but not limited to the primary investment mandates of each, the capital available to each, any restrictions on investment applicable thereto, the sourcing of the transaction, the size of the transaction, the amount of potential follow-on investing that may be required for such investment and the other investments held by each, the relation of such opportunity to the investment strategy thereof, reasons of portfolio balance, the remaining investment or reinvestment period thereof and any other consideration deemed relevant by the Collateral Manager in good faith. The Collateral Manager will seek to allocate investment opportunities across the Persons for which such opportunities are appropriate in a manner that is fair and equitable over time and consistent with (1) its internal conflict of interest and allocation policies (as the same may be amended from time to time, the “Internal Policies”), (2) any allocation and/or co-investment policy or agreement entered into with any such Person, as each may be amended from time to time, and (3) the applicable requirements of the Advisers Act and other applicable law.

(d) The Collateral Manager may effect Transactions where the Collateral Manager causes a Transaction to be effected between the Issuer and another Client of the Collateral Manager or any of its affiliates at any time that the Collateral Manager believes such Transaction to be fair to the Issuer and the other such party involved. The Collateral Manager may direct the Issuer to acquire or dispose of Collateral Obligations in trades between the Issuer and other Clients of the Collateral Manager or its affiliates in accordance with applicable contractual and regulatory requirements and internal policies and procedures. In such case, the Collateral Manager and such affiliates may have a potentially conflicting division of loyalties and responsibilities regarding the Issuer and the other parties to such trade. Under certain circumstances, the Collateral Manager and its affiliates may determine that it is appropriate to avoid such conflicts by purchasing or selling a Collateral Obligation at a fair value that has been calculated pursuant to the Collateral Manager’s valuation procedures to another Client of the Collateral Manager or such affiliates.

(e) The Collateral Manager may effect Transactions where the Issuer may invest in loans and securities of Obligors or issuers in which the Collateral Manager and/or its affiliates have a debt, equity or participation interest or may acquire Collateral Obligations from the Collateral Manager or one of its affiliates, in each case in accordance with applicable law, which may include the prior written consent thereto of the Issuer if required by applicable law or otherwise requested by the Collateral Manager in its discretion.

(f) In addition, in the future and with the prior blanket authorization of the Issuer, which can be revoked at any time thereafter, the Collateral Manager may enter into agency cross transactions where it or any of its Affiliates acts as broker for the Issuer and for the other party to the transaction, to the extent permitted under applicable law. To the extent that any such transactions are Affiliate Transactions, the Collateral Manager shall if required by applicable law, and otherwise in its discretion may, obtain the written consent to such transaction of the Issuer. However, the Issuer will be barred from acquiring Related Obligations.

(g) The Issuer acknowledges and agrees that the Collateral Manager or any of its affiliates may acquire or sell Assets, for its own account or for the accounts of its Clients, without either requiring or precluding the acquisition or sale of such Assets for the account of the Issuer. Such investments may be the same or different from those made on behalf of the Issuer. The Issuer acknowledges that the Collateral Manager and its affiliates may enter into, for their own accounts or for the accounts of others (excluding the Issuer or the Retention Provider), credit default swaps relating to Obligors and issuers with respect to the Collateral Obligations and Eligible Investments included in the Assets.

(h) The Issuer acknowledges and agrees that another Client of the Collateral Manager will hold or beneficially own all of the Subordinated Notes on and potentially after the Closing Date and that such investment may give rise to conflicts of interest between the Collateral Manager’s duties to the Issuer under this Agreement and its duties to such other Client.

Section 4. Additional Activities of the Collateral Manager.

Nothing herein shall prevent the Collateral Manager or any of its affiliates from engaging in other businesses, or from rendering services of any kind to the Issuer, the Collateral Trustee, the Loan Agent, any Holder or their respective Affiliates or any other Person or entity regardless of whether such business is in competition with the Issuer or otherwise. Without prejudice to the generality of the foregoing, partners, members, managers, shareholders, directors, officers, employees, personnel and agents of the Collateral Manager or of affiliates of the Collateral Manager, and the Collateral Manager and such affiliates may:

(a) serve as managers or directors (whether supervisory or managing), officers, employees, personnel, members, shareholders, partners, agents, nominees or signatories for the Issuer, or any affiliate thereof, or for any Obligor or issuer in respect of any of the Collateral Obligations, Equity Securities or Eligible Investments or any affiliate thereof, to the extent permitted by their respective Organizational Instruments and Underlying Instruments, as from time to time amended, or by any resolutions duly adopted by or on behalf of the Issuer, their respective affiliates or any Obligor or issuer in respect of any of the Collateral Obligations, Eligible Investments or Equity Securities (or any affiliate thereof) pursuant to their respective Organizational Instruments or otherwise;

(b) receive fees for services of whatever nature, including, without limitation, origination, closing, structuring and other fees, rendered to the Obligor or issuer in respect of any of the Collateral Obligations, Eligible Investments or Equity Securities or any affiliate thereof;

(c) be retained to provide services unrelated to this Agreement to the Issuer, or its respective affiliates and be paid therefor, on an arm’s-length basis;

(d) be a secured or unsecured creditor of, or hold a debt obligation of or equity interest in, the Issuer, or any affiliate thereof or any Obligor or issuer of any Collateral Obligation, Eligible Investment or Equity Security or any affiliate thereof;

(e) subject to any applicable provisions in Section 3 or Section 5, sell any Collateral Obligation or Eligible Investment to, or purchase or acquire any Collateral Obligation or Equity Security from, the Issuer while acting in the capacity of principal or agent;

(f) underwrite, arrange, structure, originate or syndicate, act as a distributor of or make a market in any Collateral Obligation, Equity Security or Eligible Investment;

(g) serve as a member of any “creditors’ board”, “creditors’ committee” or similar creditor group with respect to any Collateral Obligation, Eligible Investment, Defaulted Obligation or Equity Security; or

(h) act as collateral manager, portfolio manager, investment manager and/or investment adviser or sub-adviser for Persons issuing securities backed by loans and other assets similar to the Assets, collateralized loan obligation vehicles, separately managed accounts, private funds or other pooled investment vehicles and other similar warehouse or financing vehicles or other investment vehicles owned in whole or in part by any of the Collateral Manager, any affiliate thereof, any Related Person of any thereof or any nonaffiliated third party.

As a result, such individuals and Persons may possess information relating to Obligors and issuers of Collateral Obligations that is (a) not known to or (b) known but restricted as to its use by the individuals at the Collateral Manager responsible for monitoring the Collateral Obligations and performing the other obligations of the Collateral Manager under this Agreement. Each of such ownership and other relationships may result in securities laws restrictions on transactions in such debt obligations or securities by the Issuer and otherwise create conflicts of interest for the Issuer. The Issuer acknowledges and agrees that, in all such instances, the Collateral Manager and its affiliates may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to the Issuer’s investments and they have no duty, in making or managing such investments, to act in a way that is favorable to the Issuer.

The Issuer acknowledges that, although the Collateral Manager expects to maintain ethical screens and information barriers between the Collateral Manager and other investment groups at AllianceBernstein L.P. (“AB”), the purpose of which is to allow personnel of the Collateral Manager to accept confidential information concerning potential and current middle market companies and Obligors in the normal course of their investment process without exposing other investment groups at AB to such information, if the Collateral Manager or any of its personnel were to receive material non-public information about a particular Obligor or Collateral Obligation, or have an interest in causing the Issuer to acquire a particular Collateral Obligation, the Collateral Manager may be prevented from causing the Issuer to purchase or sell such asset due to internal restrictions imposed on the Collateral Manager. In addition, the partners, members, managers, shareholders, directors, officers, employees, personnel and agents of the Collateral Manager or of its affiliates may possess information relating to Obligors and issuers of Collateral Obligations that is not known to the individuals at the Collateral Manager responsible for monitoring the Collateral Obligations and performing the other obligations under this Agreement. The Collateral Manager may from time to time come into possession of material non-public information that limits the ability of the Collateral Manager to effect a transaction for the Issuer, and the Issuer’s investments may be constrained as a consequence of the Collateral Manager’s inability to use such information for advisory purposes or otherwise to effect transactions that otherwise may have been initiated on behalf of the Issuer.

The Collateral Manager in its discretion may not, or if required by applicable law will not, direct the Collateral Trustee to acquire or sell Collateral Obligations, Equity Securities or Eligible Investments issued by (i) Persons of which the Collateral Manager, any of its affiliates or any of its officers, directors, employees or personnel are directors or officers, (ii) Persons of which the Collateral Manager, or any of its respective affiliates act as principal or (iii) Persons about which the Collateral Manager or any of its affiliates have material non-public information which the Collateral Manager deems would prohibit it from advising as to the trading of such obligations or securities in accordance with applicable law.

It is understood that the Collateral Manager and any of its affiliates may engage in any other business and furnish investment management and advisory services to others, including Persons which may have investment policies similar to those followed by the Collateral Manager with respect to the Assets and which may own obligations or securities of the same class, or which are of the same type, as the Collateral Obligations or the Eligible Investments or other obligations or securities of the Obligors or issuers of the Collateral Obligations or the Eligible Investments. The Collateral Manager will be free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those effected with respect to the Assets. Nothing in the Indenture or this Agreement shall prevent the Collateral Manager or any of its affiliates, acting either as principal or agent on behalf of others, from buying or selling, or from recommending to or directing any other account to buy or sell, at any time, obligations or securities of the same kind or class, or obligations or securities of a different kind or class of the same Obligor or issuer, as those directed by the Collateral Manager to be purchased or sold on behalf of the Issuer. It is understood that, to the extent permitted by applicable law, the Collateral Manager, its Owners, their affiliates or their respective Related Persons or any member of their families or a Person or entity advised by the Collateral Manager may have an interest in a particular transaction or in obligations or securities of the same kind or class, or obligations or securities of a different kind or class of the same Obligor or issuer, as those whose purchase or sale the Collateral Manager may direct hereunder. If, in light of market conditions and investment objectives, the Collateral Manager determines that it would be advisable to purchase the same Collateral Obligation for the Issuer, the Collateral Manager, any of its affiliates, any other Client of the Collateral Manager or of its affiliates and any other Person with whom the Collateral Manager has entered into any co-investment arrangement, as applicable, the Collateral Manager will allocate such investment opportunities across such Persons for which such opportunities are appropriate consistent with (i) its Internal Policies, (ii) any allocation and/or co-investment policy or agreement entered into with any such Person, as applicable, as each may be amended from time to time, and (iii) any applicable requirements of the Advisers Act and other applicable law. The Issuer agrees that, in the course of managing the Collateral Obligations held by the Issuer, the Collateral Manager may consider its relationships with its other Clients (including Obligors and issuers) and its affiliates. The Collateral Manager may decline to make a particular investment for the Issuer in view of such relationships.

The Issuer acknowledges and agrees that the Collateral Manager and its affiliates may make and/or hold investments on behalf of themselves or on behalf of their respective Clients in an Obligor’s or issuer’s obligations or securities that may be pari passu, senior or junior in ranking to an investment in such Obligor’s or issuer’s obligations or securities made and/or held by the Issuer, or otherwise may have interests different from or adverse to those of the Issuer and may consider such interests in the course of managing the Collateral Obligations held by the Issuer.

Section 5. Conflicts of Interest.

Subject to compliance with any applicable laws and regulations and subject to this Agreement and the applicable provisions of the Indenture, the Collateral Manager may direct the Collateral Trustee to acquire a Collateral Obligation from, or sell a Collateral Obligation or Equity Security to, the Collateral Manager, any of its affiliates or any Client of the Collateral Manager or any of its affiliates for fair market value (or as may be otherwise expressly required in the Transaction Documents (but in no event for less than fair market value) in connection with the repurchase or substitution of a Collateral Obligation by the Transferor under the Master Transfer Agreement). Fair market value will be determined as follows in connection with any sale by the Issuer to the Collateral Manager, an affiliate of the Collateral Manager, or an Affiliate of the Issuer: any Collateral Obligation or Equity Security sold by the Issuer to such a Person shall be sold at a price equal to the value determined by (i) the bid price determined by the Loan Pricing Corporation, LoanX Inc. or Markit Group Limited; (ii) if the price described in clause (i) is not available, (A) the average of the bid prices determined by three broker-dealers active in the trading of such asset that are Independent from each other and the Issuer and the Collateral Manager; (B) if only two such bids can be obtained, the lower of the bid prices of such two bids; or (C) if only one such bid can be obtained, and such bid was obtained from a Qualified Broker/Dealer, such bid; (iii) if the value of an asset cannot be determined in accordance with clause (i) or (ii) above, then the value will be the Appraised Value; provided that the Appraised Value of such Collateral Obligation has been obtained or updated within the immediately preceding month or, if such asset is a Collateral Obligation acquired from an unaffiliated third party in an arms’ length transaction within the immediately preceding 30 days and there has been no material adverse change with respect to the Obligor or the Collateral Obligation to the actual knowledge of the Collateral Manager, then the original acquisition price paid for such Collateral Obligation (after adjustment for any borrowing or repayments and exclusive of interest); or (iv) if a value cannot be obtained by the Collateral Manager exercising reasonable efforts pursuant to the means contemplated by clauses (i), (ii) or (iii), the value determined as the bid side market value of such Collateral Obligation as reasonably determined by the Collateral Manager (so long as the Collateral Manager is a Registered Investment Adviser, or has applied to be a Registered Investment Adviser) consistent with the Standard of Care.

The Collateral Manager shall if required by applicable law, and otherwise in its discretion may, obtain the written consent and approval of the Issuer as provided herein if any such transaction requires the consent of the Issuer under Section 206(3) of the Advisers Act (an “Affiliate Transaction”) or as may be otherwise requested by the Collateral Manager. The Issuer acknowledges that a Client of the Collateral Manager will hold or beneficially own all or a portion of the Subordinated Notes and may hold all or a portion of certain Classes (or Class) of Secured Debt from time to time, that the Collateral Manager, its affiliates, or other Clients of the Collateral Manager or of its affiliates may acquire Debt and that any such investment may give rise to conflicts of interest between the Collateral Manager’s duties to the Issuer under this Agreement and such other interests. In these and other circumstances, the interests of the Issuer and/or the Holders with respect to matters as to which the Collateral Manager is advising the Issuer may conflict with the interests of the Collateral Manager, its affiliates or their respective other Clients. The Issuer hereby acknowledge that various potential and actual conflicts of interest may exist with respect to the Collateral Manager as described herein, in any other Transaction Document; provided that nothing in this Section 5 shall be construed as altering the duties of the Collateral Manager referred to in this Agreement.

Section 6. Records; Confidentiality.

The Collateral Manager shall maintain or cause to be maintained appropriate books of account and records relating to its services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Issuer, the Collateral Trustee and the Independent accountants appointed by the Collateral Manager on behalf of the Issuer pursuant to Article X of the Indenture at any time during normal business hours and upon not less than three (3) Business Days’ prior notice. The Collateral Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to non-affiliated third parties (excluding any Holders) except (a) with the prior written consent of the Issuer, (b) such information as the Rating Agency shall reasonably request in connection with its rating of the Secured Debt or supplying credit ratings or estimates on any obligation included in the Assets, (c) in connection with establishing trading or investment accounts or otherwise in connection with effecting Transactions on behalf of the Issuer, (d) as required by (i) applicable law, regulation, court order, or a request by a governmental regulatory agency with jurisdiction over the Collateral Manager or any of its affiliates or (ii) the rules or regulations of any self-regulating organization, body or official having jurisdiction over the Collateral Manager or any of its affiliates, (e) to its professional advisors (including, without limitation, legal, tax and accounting advisors), (f) such information as shall have been publicly disclosed other than in known violation of this Agreement or the provisions of the Indenture or shall have been obtained by the Collateral Manager on a non-confidential basis, (g) such information as is necessary or appropriate to disclose so that the Collateral Manager may perform its duties hereunder, under the Indenture or any other Transaction Document or (h) general performance information which may be used by the Collateral Manager, its affiliates or Owners in connection with their marketing activities. Notwithstanding the foregoing, it is agreed that (i) the Collateral Manager may disclose (1) that it is serving as collateral manager of the Issuer, (2) the nature, aggregate principal amount and overall performance of the Issuer’s Assets, (3) the amount of earnings on the Assets, and (4) such other information about the Issuer, the Assets and the Debt as is customarily disclosed by managers of collateralized loan obligations, and (ii) each of the Collateral Manager’s respective employees, personnel, representatives or other agents may disclose to any and all Persons, without limitation of any kind, the United States federal income tax treatment and United States federal income tax structure of the transactions contemplated by the Indenture, this Agreement and the related documents and all materials of any kind (including opinions and other tax analyses) that are provided to them relating to such United States federal income tax treatment and United States income tax structure. For purposes of this Section 6, the Holders shall not be considered “non-affiliated third parties.”

Section 7. Obligations of Collateral Manager.

In accordance with the Standard of Care, the Collateral Manager shall take care to avoid taking any action that would (a) materially adversely affect the status of the Issuer for purposes of United States federal or state law, or other law applicable to the Issuer, (b) not be permitted by the Issuer’s Organizational Instruments, copies of which the Collateral Manager acknowledges the Issuer has provided to the Collateral Manager, (c) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer, including, without limitation, actions which would violate any United States federal, state or other applicable securities law that is known by the Collateral Manager to be applicable to it and, in each case, the violation of which would have a Material Adverse Effect on the Issuer or have a material adverse effect on the ability of the Collateral Manager to perform its obligations hereunder, (d) require registration of the Issuer, or the pool of Assets as an “investment company” under Section 8 of the Investment Company Act, (e) knowingly and willfully adversely affect the interests of the Holders in the Assets in any material respect (other than (i) as expressly permitted hereunder or under the Indenture or (ii) in connection with any action taken in the ordinary course of business of the Collateral Manager in accordance with its fiduciary duties to its Clients), or (f) cause the Issuer to be subject to U.S. federal, state or local income tax on a net basis (including any withholding tax liability under Section 1446 of the Code) or to be treated as a publicly traded partnership or a taxable mortgage pool or an association taxable as a corporation for U.S. federal income tax purposes. If the Collateral Manager is directed by the Issuer, or the requisite Holders to take any action which would, or could reasonably be expected to, in each case in its reasonable business judgment, have any such consequences, the Collateral Manager shall promptly notify the Issuer that such action would, or could reasonably be expected to, in each case in its reasonable business judgment, have one or more of the consequences set forth above and shall not take such action unless the Issuer then requests the Collateral Manager to do so and both a Majority of the Controlling Class and a Majority of the Subordinated Notes have consented thereto in writing. The Collateral Manager shall provide to the Rating Agency that is then rating a Class of Secured Debt, notice of any action taken in accordance with the previous sentence. Notwithstanding any such request, the Collateral Manager may, in its sole discretion, choose not to take such action unless (1) arrangements satisfactory to it are made to insure or indemnify the Collateral Manager, affiliates of the Collateral Manager and stockholders, partners, members, managers, directors, officers, employees or personnel of the Collateral Manager or such affiliates from any liability and expense it may incur as a result of such action and (2) if the Collateral Manager so requests in respect of a question of law, the Issuer deliver to the Collateral Manager an opinion of counsel (from outside counsel satisfactory to the Collateral Manager) that the action so requested does not violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer, or over the Collateral Manager. Neither the Collateral Manager, its affiliates, nor stockholders, partners, members, managers, directors, officers, employees or personnel of the Collateral Manager or of its affiliates shall be liable to the Issuer, or any other Person, except as provided in Section 10. Notwithstanding anything contained in this Agreement to the contrary, any indemnification or insurance by the Issuer provided for in this Section 7 or Section 10 shall be payable out of the Assets in accordance with the Priority of Payments, and the Collateral Manager may take into account such Priority of Payments in determining whether any proposed indemnity arrangements contemplated by this Section 7 are satisfactory.

Section 8. Compensation.

(a) Subject to the waiver of fees as described in clause (b) below, as compensation for its performance of its obligations as Collateral Manager under this Agreement and the Indenture, the Collateral Manager will be entitled to receive on each Payment Date (in accordance with the Priority of Payments) (i) a fee, which will accrue quarterly in arrears on each Payment Date (prorated for the related Interest Accrual Period), in an amount equal to 0.15% per annum (calculated on the basis of the actual number of days in the applicable Collection Period divided by 360) of the Fee Basis Amount at the beginning of the Collection Period relating to such Payment Date (the “Senior Collateral Management Fee”), and (ii) a fee, which will accrue quarterly in arrears on each Payment Date (prorated for the related Interest Accrual Period), in an amount equal to 0.45% per annum (calculated on the basis of the actual number of days in the applicable Collection Period divided by 360) of the Fee Basis Amount at the beginning of the Collection Period relating to such Payment Date (the “Subordinated Collateral Management Fee” and, together with the Senior Collateral Management Fee, the “Collateral Management Fees”); provided that the Collateral Management Fees due on any Payment Date shall not include any such fees (or any portion thereof) that have been waived by the Collateral Manager pursuant to this Section 8(a) or Section 8(b) of this Agreement no later than the Determination Date immediately prior to such Payment Date. The Collateral Management Fee will be payable on each Payment Date to the extent of the funds available for such purpose in accordance with the Priority of Payments.

The Senior Collateral Management Fee is payable on each Payment Date only to the extent that sufficient Interest Proceeds or Principal Proceeds are available in accordance with the Priority of Payments. To the extent the Senior Collateral Management Fee is not paid on a Payment Date due to insufficient Interest Proceeds or Principal Proceeds (and such fee was not voluntarily waived by the Collateral Manager), the Senior Collateral Management Fee due on such Payment Date or the unpaid portion thereof, as applicable, will be automatically deferred for payment on the succeeding Payment Date without interest in accordance with the Priority of Payments.

The Subordinated Collateral Management Fee is payable on each Payment Date only to the extent that sufficient Interest Proceeds or Principal Proceeds are available in accordance with the Priority of Payments. To the extent the Subordinated Collateral Management Fee is not paid on a Payment Date due to insufficient Interest Proceeds or Principal Proceeds (and such fee was not voluntarily waived by the Collateral Manager), the Subordinated Collateral Management Fee due on such Payment Date or the unpaid portion thereof, as applicable, will be automatically deferred for payment on the succeeding Payment Date, without interest, in accordance with the Priority of Payments.

(b) The Collateral Manager may, in its sole discretion (but shall not be obligated to), elect to waive all or any portion of the Collateral Management Fees payable to the Collateral Manager on any Payment Date. Any such election shall be made by the Collateral Manager delivering written notice thereof to the Collateral Trustee no later than the Determination Date immediately prior to such Payment Date. Any election to waive any of the Collateral Management Fees may also be made by written standing instructions to the Collateral Trustee; provided that such standing instructions may be rescinded by the Collateral Manager at any time. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, for so long as AB Private Credit Investors LLC or any Affiliate thereof that is the investment manager for AB Private Credit Investors Middle Market Direct Lending Fund, L.P. is the Collateral Manager hereunder the Collateral Management Fees are hereby $0.

(c) If this Agreement is terminated for any reason, or the Collateral Manager resigns or is removed, Collateral Management Fees calculated as provided in Section 8(a) that are due and payable shall be prorated for any partial period elapsing from the last Payment Date on which such Collateral Manager received the Collateral Management Fees to the effective date of such termination, resignation or removal and shall be due and payable on each Payment Date following the effective date of such termination, resignation or removal in accordance with the Priority of Payments until paid in full; provided, however, that, notwithstanding the foregoing or any other provision contained herein, in the event the Collateral Manager’s services terminate other than by reason of an involuntary termination not for cause, then the terminating Collateral Manager shall not be entitled to any deferred Collateral Management Fees on any Payment Date following the date of such termination. Otherwise, such Collateral Manager shall not be entitled to any further compensation for further services but shall be entitled to receive any expense reimbursement accrued to the effective date of termination, resignation or removal and any indemnity amounts owing (or that may become owing) under this Agreement. Any Collateral Management Fees, expense reimbursement and indemnities owed to such Collateral Manager or owed to any successor Collateral Manager on any Payment Date shall be paid pro rata based on the amount thereof then owing to each such Person, subject to the Priority of Payments.

Section 9. Benefit of the Agreement.

The Collateral Manager shall perform its obligations hereunder and under the Indenture in accordance with the terms of this Agreement and the terms of the Indenture applicable to it. The Collateral Manager agrees and consents to the provisions contained in Section 15.1(f) of the Indenture. In addition, the Collateral Manager acknowledges the pledge under the Granting Clauses of the Indenture.

Section 10. Limits of Collateral Manager Responsibility.

(a) None of the Collateral Manager, its affiliates, its Owners nor their respective Related Persons assumes any responsibility under this Agreement other than the Collateral Manager assumes responsibility to render the services required to be performed by it hereunder, and under the terms of the Indenture applicable to it. The Collateral Manager shall not be responsible for any action or inaction of the Issuer, or the Collateral Trustee in following or declining to follow any advice, recommendation or direction of the Collateral Manager including as set forth in Section 7. The Indemnified Parties (as defined below) shall not be liable to the Issuer, the Collateral Trustee, the Loan Agents, any Holder or any of their respective affiliates, Owners or Related Persons or any other Persons for any act, omission, error of judgment, mistake of law, or for any claim, loss, liability, damage, judgment, assessment, settlement, cost, or other expense (including attorneys’ fees and expenses and court costs) arising out of any investment, or for any other act or omission in the performance of the Collateral Manager’s obligations under or in connection with this Agreement or the terms of any other Transaction Document applicable to the Collateral Manager, incurred as a result of actions taken or recommended or for any omissions of the Collateral Manager, or for any decrease in the value of the Assets, except the Collateral Manager shall be liable by reason of acts or omissions constituting bad faith, willful misconduct or gross negligence in the performance of its duties hereunder and under the terms of the Indenture (the preceding clause referred to for purposes of this Section 10 as a “Collateral Manager Breach”). The Collateral Manager shall not be liable for any consequential, indirect, special, punitive, exemplary or treble damages or lost profits hereunder or under the Indenture. Nothing contained herein shall be deemed to waive any liability which cannot be waived under applicable state or federal law or any rules or regulations adopted thereunder.

(b) The Issuer shall indemnify and hold harmless the Collateral Manager, its affiliates and Owners and their respective Related Persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages, judgments, assessments, costs or other liabilities (collectively, “Losses”) and will promptly reimburse each such Indemnified Party for all reasonable fees and expenses incurred by an Indemnified Party with respect thereto (including reasonable fees and expenses of counsel) (collectively, “Expenses”) arising out of or in connection with the issuance and incurrence of the Debt, the transactions contemplated by the Indenture or this Agreement and any acts or omissions of any such Indemnified Party; provided that such Indemnified Party shall not be indemnified for any Losses or Expenses incurred as a result of any Collateral Manager Breach. Notwithstanding anything contained herein to the contrary, the obligations of the Issuer under this Section 10 to indemnify any Indemnified Party for any Losses or Expenses are non-recourse obligations of the Issuer Assets in accordance with the Priority of Payments.

(c) It is understood that certain provisions of this Agreement may serve to limit the potential liability of the Collateral Manager. The Issuer has had the opportunity to consult with the Collateral Manager as well as, if desired, its professional advisors and legal counsel as to the effect of these provisions. It is further understood that certain applicable laws, including applicable federal or state securities laws, may impose liability or allow for legal remedies even where the Collateral Manager has acted in good faith and that the rights under those laws may be non-waivable. Nothing in this Agreement shall, in any way, constitute a waiver or limitation of any rights which may not be so limited or waived in accordance with applicable law, including with respect to the breach of any fiduciary duty owed under Section 206 of the Advisers Act.

(d) The Collateral Manager does not warrant, nor accept responsibility, nor have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Reference Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Fallback Rate) or the effect of any of the foregoing; provided that nothing in this paragraph shall be deemed to limit the obligations of the Collateral Manager to perform actions expressly required to be performed by it pursuant to the Indenture or the other Transaction Documents in connection with the selection of such alternative, replacement or successor rate for the Floating Rate Debt and the other determinations required therewith.

(e) The Collateral Manager shall not be responsible or liable for any failure or delay in the performance of its duties and obligations under this Agreement and/or the Indenture arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, pandemics, epidemics, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

Section 11. No Joint Venture.

The Issuer, and the Collateral Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager shall be deemed, for all purposes herein, an independent contractor and shall, except as otherwise expressly provided herein or in the Indenture or authorized by the Issuer, from time to time, have no authority to act for or represent the Issuer in any way or otherwise be deemed an agent of the Issuer. It is acknowledged that neither the Collateral Manager nor any of its affiliates has provided or shall provide any tax, accounting or legal advice or assistance to the Issuer, or any other Person in connection with the transactions contemplated hereby.

Section 12. Term; Termination.

(a) This Agreement shall commence as of the date first set forth above and shall continue in force until the first of the following occurs: (i) the final liquidation of the Assets and the final distribution of the proceeds of such liquidation to the Holders, (ii) the payment in full of the Debt and the satisfaction and discharge of the Indenture in accordance with its terms or (iii) the early termination of this Agreement with respect to the Collateral Manager in accordance with Section 12(c), in connection with the resignation of such Collateral Manager pursuant to Section 12(b) or in connection with the removal of such Collateral Manager pursuant to Section 14.

(b) Subject only to clause (c) below, the Collateral Manager may resign upon ninety (90) days’ prior written notice to the Issuer (or such shorter notice as is acceptable to the Issuer), the Holders and the Collateral Trustee; provided that the Collateral Manager shall have the right to resign immediately upon the effectiveness of any material change in applicable law or regulations which renders the performance by the Collateral Manager of its duties hereunder or under the Indenture to be a violation of such law or regulation.

(c) Notwithstanding the provisions of clause (b) above, no resignation or removal of the Collateral Manager or termination of this Agreement with respect to such Collateral Manager in connection with such resignation or removal shall be effective until the date as of which a successor Collateral Manager shall have been appointed in accordance with Section 12(d) or Section 12(e) and shall have accepted all of the Collateral Manager’s duties and obligations pursuant to this Agreement in writing (an “Instrument of Acceptance”) and shall have assumed such duties and obligations.

(d) Promptly after notice of any removal under Section 14 or any resignation of the Collateral Manager that is to take place while any of the Debt is Outstanding, the Issuer shall transmit copies of such notice to the Collateral Trustee (which shall forward a copy of such notice to the Holders) and the Rating Agency and the Issuer shall appoint a successor Collateral Manager, at the direction of a Majority of the Subordinated Notes (other than Collateral Manager Debt), which (i) has demonstrated an ability, whether as an entity or by its principals, employees or personnel, to professionally and competently perform duties similar to those imposed upon the Collateral Manager hereunder, (ii) is legally qualified and has the capacity to assume all of the responsibilities, duties and obligations of the Collateral Manager hereunder and under the applicable terms of the Indenture, (iii) does not cause or result in the Issuer becoming, or require the pool of Assets to be registered as, an investment company under the Investment Company Act, (iv) has been identified in prior written notice provided to the Rating Agency and (v) has been approved by a Majority of the Controlling Class (other than Collateral Manager Debt); provided that the appointment of such replacement Collateral Manager does not cause the Issuer to be subject to tax in any jurisdiction.

(e) If (i) a Majority of the Subordinated Notes fails to nominate a successor within thirty (30) days of initial notice of the resignation or removal of the Collateral Manager or (ii) a Majority of the Controlling Class does not approve the proposed successor nominated by the Holders of the Subordinated Notes within twenty (20) days of the date of the notice of such nomination, then a Majority of the Controlling Class shall, within sixty (60) days of the failure described in clauses (i) or (ii) of this sentence, as the case may be, nominate a successor Collateral Manager that meets the criteria set forth in Section 12(d). If a Majority of the Subordinated Notes approves such Controlling Class nominee, such nominee shall become the Collateral Manager. If no successor Collateral Manager is appointed within ninety (90) days (or, in the event of a change in applicable law or regulation which renders the performance by the Collateral Manager of its duties under this Agreement or the Indenture to be a violation of such law or regulation, within thirty (30) days) following the termination or resignation of the Collateral Manager, any of the Collateral Manager, a Majority of the Subordinated Notes and a Majority of the Controlling Class shall have the right to petition a court of competent jurisdiction to appoint a successor Collateral Manager, in any such case whose appointment shall become effective after such successor has accepted its appointment and without the consent of any Holder.

(f) The successor Collateral Manager (unless such successor is an Affiliate of AB Private Credit Investors LLC that is also the investment manager for AB Private Credit Investors Middle Market Direct Lending Fund, L.P.) shall be entitled to the Collateral Management Fees, if any, set forth in Section 8(a) (except such portion of the Collateral Management Fees due and payable to the former Collateral Manager as set forth in Section 8(c)) and no compensation payable to such successor Collateral Manager shall be greater than as set forth in Section 8(a) without the prior written consent of 100% of the Holders of each Class, including Collateral Manager Debt. Upon the later of the expiration of the applicable notice periods with respect to termination specified in this Section 12 or in Section 14 and the acceptance of its appointment hereunder by the successor Collateral Manager, all authority and power of the Collateral Manager hereunder, whether with respect to the Assets or otherwise, shall automatically and without action by any Person or entity pass to and be vested in the successor Collateral Manager. The Issuer, the Collateral Trustee and the successor Collateral Manager shall take such action (or the Issuer shall cause the outgoing Collateral Manager to take such action) consistent with this Agreement and as shall be necessary to effect any such succession.

(g) If this Agreement is terminated pursuant to this Section 12, such termination shall be without any further liability or obligation of either party to the other, except as provided in clause (h) below.

(h) Sections 6, 7 (with respect to any indemnity or insurance provided thereunder), 10, 12(h) 15, 17, 21, 22, 23 and 25 shall survive any termination of this Agreement pursuant to this Section 12 or Section 14.

Section 13. Assignments.

(a) Except as otherwise provided in this Section 13, the Collateral Manager may not assign or delegate (except as provided in Section 2(e)) its rights or responsibilities under this Agreement unless (i) prior written notice has been provided to the Rating Agency, (ii) the consent of the Issuer has been obtained with respect thereto and (iii) such assignment or delegation has not been disapproved in writing within 30 days’ of the notice of such assignment (A) by a Majority of the Subordinated Notes and (B) for an assignment to any Person who is not a Registered Investment Adviser that is an Affiliate of the Collateral Manager, a Majority of the Controlling Class. The Collateral Manager shall not be required to obtain such consents or satisfy such condition with respect to a change of control transaction that is deemed to be an assignment within the meaning of Section 202(a)(1) of the Advisers Act at the time of any such transaction; provided that, if the Collateral Manager is a Registered Investment Adviser, the Collateral Manager shall if required by applicable law and otherwise in its discretion may obtain the consent of the Issuer, in a manner consistent with SEC staff interpretations of Section 205(a)(2) of the Advisers Act, to any such transaction. For the avoidance of doubt, consent by the Issuer shall be presumed to be granted should the Issuer fail to object within a reasonable period following appropriate notice by the Collateral Manager of an actual, potential or intended change of control transaction.

(b) The Collateral Manager may without satisfaction of the S&P Rating Agency Condition, without obtaining the consent of any Holder and, so long as such assignment does not constitute an “assignment” for purposes of Section 205(a)(2) of the Advisers Act during such time as the Collateral Manager is a Registered Investment Adviser, without obtaining the prior consent of the Issuer, or if such consent is not then required by applicable law, (1) assign any of its rights or obligations under this Agreement to an Affiliate; provided that such Affiliate (i) has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager pursuant to this Agreement, (ii) has the legal right and capacity to act as Collateral Manager under this Agreement, and (iii) shall not cause the Issuer, or the pool of Assets to become required to register under the provisions of the Investment Company Act or (2) enter into (or have its parent, if any, enter into) any consolidation or amalgamation with, or merger with or into, conversion, or transfer of all or substantially all of its assets to, another entity; provided, further that, at the time of such consolidation, amalgamation, merger, conversion or transfer the resulting, surviving or transferee entity assumes all the obligations of the Collateral Manager under this Agreement generally and the other entity has substantially the same investment personnel managing the Issuer’s Assets; provided, further, that such action does not cause the Issuer to be subject to tax in any jurisdiction; provided, further, that the Collateral Manager shall deliver prior notice to the Rating Agency of any assignment or other action made pursuant to this sentence. Upon the execution and delivery of any such assignment by the assignee, the Collateral Manager will be released from further obligations pursuant to this Agreement except with respect to its obligations and agreements arising under Sections 10, 12(g), 17, 21 through 23, and 25 in respect of acts or omissions occurring prior to such assignment and except with respect to its obligations under Section 15 after such assignment.

(c) This Agreement shall not be assigned by the Issuer without (i) the prior written consent of (A) the Collateral Manager, (B) a Majority of the Subordinated Notes and (C) a Majority of each Class of Secured Debt (voting separately) and (ii) satisfaction of the S&P Rating Agency Condition, except in the case of assignment by the Issuer (1) to an entity which is a successor to the Issuer permitted under the Indenture, in which case such successor entity shall be bound hereunder and by the terms of said assignment in the same manner as the Issuer is bound hereunder or (2) to the Collateral Trustee as contemplated by the Granting Clauses of the Indenture. The Issuer has assigned its rights, title and interest in (but not its obligations under) this Agreement to the Collateral Trustee pursuant to the Indenture; and the Collateral Manager by its signature below agrees to, and acknowledges, such assignment. Upon assignment by the Issuer, the Issuer shall use reasonable efforts to cause such assignee to execute and deliver to the Collateral Manager such documents as the Collateral Manager shall consider reasonably necessary to effect fully such assignment.

(d) The Issuer shall provide the Rating Agency and the Collateral Trustee (who shall provide a copy of such notice to the Controlling Class) with notice of any assignment pursuant to this Section 13.

Section 14. Removal for Cause.

(a) The Collateral Manager may be removed for Cause upon thirty (30) Business Days’ prior written notice by the Issuer (“Termination Notice”) at the direction of a Supermajority of the Controlling Class. Simultaneous with its direction to the Issuer to remove the Collateral Manager for Cause, a Supermajority of the Controlling Class shall give to the Issuer and the Collateral Manager a written statement setting forth the reason for such removal (“Statement of Cause”). The Issuer shall deliver to the Collateral Trustee (who shall deliver a copy of such notice to the Holders) a copy of the Termination Notice and the Statement of Cause within five (5) Business Days of receipt. No such removal shall be effective (A) until the date as of which a successor Collateral Manager shall have been appointed in accordance with Sections 12(d) and (e) and delivered an Instrument of Acceptance to the Issuer and the removed Collateral Manager and the successor Collateral Manager shall have effectively assumed all of the Collateral Manager’s duties and obligations and (B) unless the Statement of Cause has been delivered to the Issuer and the Collateral Manager as set forth in this Section 14(a). “Cause” shall mean any of the following:

(i) the Collateral Manager shall willfully and intentionally violate or breach any material provision of this Agreement or the Indenture applicable to it (not including a willful and intentional breach that results from a good faith dispute regarding reasonable alternative courses of action or interpretation of instructions);

(ii) the Collateral Manager shall breach any provision of this Agreement or any terms of the Indenture applicable to it (other than as covered by clause (i) and it being understood that failure to meet any Concentration Limitation, Collateral Quality Test or Coverage Test is not a breach for purposes of this clause (ii)), which breach would reasonably be expected to have a material adverse effect on any Class of Holders and shall not cure such breach (if capable of being cured) within thirty (30) days after the earlier to occur of a Responsible Officer of the Collateral Manager receiving notice or having actual knowledge of such breach, unless, if such breach is remediable, the Collateral Manager has taken action commencing the cure thereof within such thirty (30) day period that the Collateral Manager believes in good faith will remedy such breach within sixty (60) days after the earlier to occur of a Responsible Officer receiving notice or having actual knowledge thereof and such breach is cured within such 60 day period;

(iii) the failure of any representation, warranty, certification or statement made or delivered by the Collateral Manager in or pursuant to this Agreement or the Indenture to be correct in any respect when made which failure (A) would reasonably be expected to have a material adverse effect on any Class of Holders and (B) is not corrected by the Collateral Manager within thirty (30) days of a Responsible Officer of the Collateral Manager receiving notice of such failure, unless, if such failure is remediable, the Collateral Manager has taken action commencing the cure thereof within such thirty (30) day period that the Collateral Manager believes in good faith will remedy such failure within sixty (60) days after the earlier to occur of a Responsible Officer receiving notice thereof or having actual knowledge thereof and such failure is cured within such 60 day period; provided that (x) the delivery of a certificate or other report which corrects any inaccuracy contained in a previous report or certification shall be deemed to cure such inaccuracy as of the date of delivery of such updated report or certificate and any and all inaccuracies arising from continuation of such initial inaccurate report or certificate and (y) the sale or other disposition of any asset that did not satisfy the definition of “Collateral Obligation” shall cure any breach or failure arising therefrom as of the date of such failure;

(iv) the Collateral Manager is wound up or dissolved or there is appointed over it or a substantial part of its assets a receiver, administrator, administrative receiver, Collateral Trustee or similar officer; or the Collateral Manager (A) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (B) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, Collateral Trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Collateral Manager or of any substantial part of its properties or assets in connection with any winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Collateral Manager and continue undismissed for sixty (60) days; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, or similar law, or authorizes such application or consent, or proceedings to such end are instituted against the Collateral Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for sixty (60) days or result in adjudication of bankruptcy or insolvency or the issuance of an order for relief; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order (if contested in good faith) remains undismissed for sixty (60) days;

(v) the occurrence and continuation of an Event of Default pursuant to Section 5.1(a), (b) or (c) of the Indenture that results primarily from any material breach by the Collateral Manager of its duties under this Agreement or under the Indenture which breach or default is not cured within any applicable cure period; or

(vi) (A) the occurrence of an act by the Collateral Manager that constitutes fraud or criminal activity in the performance of its obligations under this Agreement (as determined pursuant to a final adjudication by a court of competent jurisdiction) or the Collateral Manager being indicted for a criminal offense materially related to its business of providing asset management services, or (B) any Responsible Officer of the Collateral Manager primarily responsible for the performance by the Collateral Manager of its obligations under this Agreement (in the performance of his or her investment management duties) is indicted for a criminal offense materially related to the business of the Collateral Manager providing asset management services and continues to have responsibility for the performance by the Collateral Manager under this Agreement for a period of thirty (30) days after such indictment; provided that any indictment arising from practices that have become the subject of contemporaneous actions against multiple investment advisers shall not constitute “cause” for purposes of this clause (vi) if the Collateral Manager enters into an agreement of settlement with any authority that has commenced an indictment, which agreement is entered into without prejudice within the 90 days following such indictment.

(b) If any of the events specified in clauses (a)(i) through (vi) of this Section 14 shall occur, the Collateral Manager shall give prompt written notice thereof to the Issuer, the Holders, the Collateral Trustee and the Rating Agency; provided that if any of the events specified in Section 14(a)(iv) shall occur, the Collateral Manager shall give written notice thereof to the Issuer, the Collateral Trustee and the Rating Agency immediately upon the Collateral Manager’s becoming aware of the occurrence of such event. A Majority of the Secured Debt (voting collectively) may waive any event described in Section 14(a)(i), (ii), (iii), (v) or (vi) as a basis for termination of this Agreement and removal of the Collateral Manager under this Section 14. In no event will the Collateral Trustee be required to determine whether or not Cause exists for the removal of the Collateral Manager.

(c) Unless all Debt is Collateral Manager Debt, Collateral Manager Debt will be disregarded and have no voting rights with respect to any vote in respect of (i) a vote on the removal of the Collateral Manager for “Cause” under this Section 14, or (ii) a waiver of any event constituting “Cause” hereunder as a basis for termination of this Agreement or removal of the Collateral Manager hereunder or (iii) a vote on any replacement Collateral Manager that is an Affiliate of the Collateral Manager, and such Debt will be deemed not to be Outstanding in connection with any such vote, except that only Debt that a trust officer of the Collateral Trustee actually knows, based solely on transfer certificates received pursuant to the Indenture, to be Collateral Manager Debt, shall be disregarded. Collateral Manager Debt will have voting rights with respect to all other matters as to which the Holders of the applicable Class are entitled to vote, including, without limitation, any vote to direct an Optional Redemption or Refinancing under the Indenture and any vote to appoint a replacement Collateral Manager hereunder that is not an Affiliate of the Collateral Manager.

(d) If the Collateral Manager is removed pursuant to this Section 14, the Issuer shall have, in addition to the rights and remedies set forth in this Agreement, all of the rights and remedies available with respect thereto at law or equity.

Section 15. Obligations of Resigning or Removed Collateral Manager.

(a) On, or as soon as practicable after, the date any resignation or removal is effective, the Collateral Manager shall (at the Issuer’s expense):

(i) deliver to the Issuer or to such other Person as the Issuer shall instruct all property and documents of the Issuer or otherwise relating to the Assets then in the custody of the Collateral Manager;

(ii) deliver to the Collateral Trustee an accounting with respect to the books and records delivered to the Collateral Trustee or the successor Collateral Manager appointed pursuant to Section 12; and

(iii) agree to cooperate with all reasonable requests related to any proceedings, even after its resignation or removal, which arise in connection with this Agreement or the Indenture, assuming the Collateral Manager has received an indemnity in form reasonably satisfactory to the Collateral Manager from an entity reasonably satisfactory to the Collateral Manager, and expense reimbursement reasonably satisfactory to the Collateral Manager.

(b) Notwithstanding such resignation or removal, the Collateral Manager shall remain liable for its obligations under Section 10 and its acts or omissions giving rise thereto and for any expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising out of a Collateral Manager Breach, subject to the limitations of liability set forth in Section 10.

Section 16. Representations and Warranties.

(a) The Issuer hereby represents and warrants to the Collateral Manager as follows:

(i) Such Person has been duly incorporated or organized and is validly existing under the laws of the jurisdiction of its incorporation or organization, has the full power and authority to own its assets and the securities proposed to be owned by it and included in the Assets and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property, the conduct of its business or the performance of this Agreement, the Indenture and the Debt require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a Material Adverse Effect on the Issuer.

(ii) Such Person has full power and authority to execute, deliver and perform all of its obligations under this Agreement, the Indenture and the Debt and has taken all necessary action to authorize this Agreement and the execution and delivery of this Agreement and the performance of all obligations imposed upon it hereunder, and, as of the Closing Date, will have taken all necessary action to authorize the Indenture and the Debt and the execution, delivery and performance of this Agreement, the Indenture and the Debt and the performance of all obligations imposed upon it thereunder. No consent of any other Person including, without limitation, the Owners and creditors of such Person, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing (other than any filings pursuant to the UCC or the Companies Act (As Revised) of the Cayman Islands, as amended from time to time, required under the Indenture and necessary to perfect any security interest granted thereunder) or declaration with, any governmental authority is required by such Person in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Indenture or the Debt the obligations imposed upon such Person hereunder and thereunder. This Agreement has been, and each instrument and document to which such Person is a party required hereunder or under the Indenture or the Debt will be, executed and delivered by a Responsible Officer of such Person’s general partner, and this Agreement constitutes, and each instrument or document required hereunder to which such Person is a party, when executed and delivered hereunder, will constitute, the legally valid and binding obligation of such Person enforceable against such Person in accordance with its terms, subject, as to enforcement, (A) to the effect of bankruptcy, receivership, insolvency, winding-up or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency, winding-up or similar event applicable to such Person and (B) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(iii) The execution, delivery and performance of this Agreement and the documents and instruments required hereunder and under the Indenture will not violate any provision of any existing law or regulation binding on such Person, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on such Person, or the Organizational Instruments of, or any securities issued by, such Person or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which such Person is a party or by which such Person or any of its assets may be bound, the violation of which would have a Material Adverse Effect on such Person, and will not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the lien of the Indenture).

(iv) Such Person is not in violation of its Organizational Instruments or in breach or violation of or in default under any contract or agreement to which it is a party or by which it or any of its property may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over such Person or its properties, the breach or violation of which or default under which would have a Material Adverse Effect on the validity or enforceability of this Agreement or the provisions of the Indenture applicable to such Person, or the performance by such Person of its duties hereunder or thereunder.

(v) Such Person acknowledges receipt of the Collateral Manager’s Form ADV, Part 2A at or prior to execution of this Agreement, as well as Part 2B reflecting relevant Collateral Manager personnel, as required by the Advisers Act. Such Person acknowledges such Form ADV, Part 2A includes a description of the Collateral Manager’s proxy voting policies. Such Person understands that it may receive a copy of such proxy voting policies as well as information as to how the Collateral Manager has voted proxies, if any, related to securities held by such Person by contacting the Collateral Manager.

(b) The Collateral Manager hereby represents and warrants to the Issuer, as of the date hereof, as follows:

(i) The Collateral Manager is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its assets and to transact the business in which it is currently engaged, and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the performance of this Agreement would require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the ability of the Collateral Manager to perform its obligations under this Agreement and the provisions of the Indenture applicable to the Collateral Manager, or on the validity or enforceability of this Agreement and the provisions of the Indenture applicable to the Collateral Manager.

(ii) The Collateral Manager has full power and authority to execute and deliver this Agreement and to perform all of its obligations required hereunder and under the provisions of the Indenture applicable to the Collateral Manager, and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution and delivery of this Agreement and the performance of all obligations required hereunder and under the terms of the Indenture applicable to the Collateral Manager. No consent of any other Person, including, without limitation, members and creditors of the Collateral Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Collateral Manager hereof in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement or the obligations imposed on the Collateral Manager hereunder or under the terms of the Indenture applicable to the Collateral Manager other than those which have been obtained or made. No representation is made herein with respect to the requirements of state securities laws or regulations. This Agreement has been executed and delivered by a Responsible Officer of the Collateral Manager, and this Agreement constitutes the valid and legally binding obligation of the Collateral Manager enforceable against the Collateral Manager in accordance with its terms, subject, as to enforcement, (A) to the effect of bankruptcy, insolvency, winding-up or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency, winding-up or similar event applicable to the Collateral Manager and (B) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(iii) The execution, delivery and performance of this Agreement and the terms of the Indenture applicable to the Collateral Manager will not violate any provision of any existing law or regulation binding on the Collateral Manager (except that no representation is made herein with respect to the requirements of state securities laws or regulations), or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral

Manager, or the Organizational Instruments of, or any securities issued by, the Collateral Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Manager is a party or by which the Collateral Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or which would reasonably be expected to materially adversely affect its ability to perform its obligations hereunder or under the Indenture.

(iv) There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the actual knowledge of the Collateral Manager, threatened, that, if determined adversely to the Collateral Manager, would have a material adverse effect upon the performance by the Collateral Manager of its duties under this Agreement or the provisions of the Indenture applicable to the Collateral Manager.

(c) The Collateral Manager makes no representation, express or implied, with respect to the Issuer or the disclosure with respect to the Issuer.

(d) The Collateral Manager is a Registered Investment Adviser pursuant to Section 203 of the Advisers Act.

Section 17. Limited Recourse; No Petition.

The Collateral Manager hereby agrees that it shall not institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under United States federal or state or other bankruptcy or similar laws until at least one year (or, if longer, the applicable preference period then in effect) plus one day after payment in full of all Debt issued under the Indenture; provided that nothing in this Section 17 shall preclude the Collateral Manager from (A) taking any action prior to the expiration of such applicable preference period in (x) any case or proceeding voluntarily filed or commenced by the Issuer or (y) any insolvency proceeding filed or commenced against the Issuer by any Person other than the Collateral Manager or (B) commencing against the Issuer or any of its properties any legal action that is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding. The Collateral Manager hereby acknowledges and agrees that the Issuer’s obligations hereunder will be solely the corporate or limited liability company obligations of the Issuer and that the Collateral Manager will not have any recourse to any of the Affiliates of the Issuer or any of the shareholders, partners, general partners, managers, members, officers, employees or personnel of the Issuer or of any Affiliate of the Issuer with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any Transactions contemplated hereby. Notwithstanding any other provisions hereof or of any other Transaction Document, recourse in respect of any obligations of the Issuer to the Collateral Manager hereunder or thereunder will be limited to the Assets as applied in accordance with the Priority of Payments pursuant to the Indenture and, on the exhaustion of the Assets, all claims against the Issuer arising from this Agreement, the Indenture or any other Transaction Document or any Transactions contemplated hereby or thereby shall be extinguished and shall not revive. This Section 17 shall survive the termination of this Agreement for any reason whatsoever.

Section 18. Notices.

Unless expressly provided otherwise herein, all notices, demands, certificates, requests, directions and communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the U.S. mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) one (1) Business Day after delivery to any overnight courier, (c) on the date personally delivered to a Responsible Officer of the party to which sent, (d) on the date transmitted by legible facsimile transmission with a confirmation of receipt, or (e) upon receipt when transmitted by electronic mail transmission, in all cases addressed to the recipient at such recipient’s address for notices as set forth below:

(a)	If to the Issuer:

ABPCI Private Funding V LLC

c/o AB Private Credit Investors LLC

405 Colorado Street, Suite 1500

Austin, Texas 78701,

Attention: Richard Strohmenger, ***@***.com, and

Wesley Raper, ***@***.com

With a copy to the Collateral Manager at the address below.

(b)	If to the Collateral Manager:

AB Private Credit Investors LLC

405 Colorado Street, Suite 1500

Austin, Texas 78701,

Attention: Richard Strohmenger, ***@***.com, and

Wesley Raper, ***@***.com

If to the Collateral Trustee:

U.S. Bank Trust Company, National Association

214 North Tryon Street, 26th Floor

Charlotte, North Carolina 28202

Attention: Benton Lunning – ABPCI Private Funding V LLC

Email: ***@***.com

(c)	If to the Holders:

At their respective addresses set forth in the Register, as applicable.

Any party may change the address, telecopy number, or email address to which communications or copies directed to such party are to be sent by giving notice to the other parties of such change of address, telecopy number, or email address in conformity with the provisions of this Section 18 for the giving of notice.

Unless the parties hereto otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day; provided, further, that if in any instance the intended recipient declines or opts out of the receipt acknowledgment, then such notice or communication shall be deemed to have been received on the Business Day sent or posted, if sent or posted during normal business hours on such Business Day, or if otherwise, at the opening of business on the next Business Day.

Section 19. Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns as provided herein.

Section 20. Entire Agreement; Amendment.

(a) This Agreement and the Indenture contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof and thereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(b) No amendment to this Agreement may, without the prior written consent of a Majority of the Controlling Class and a Majority of the Subordinated Notes, (i) modify the definition of the term “Cause,” (ii) modify the Collateral Management Fee, including the method for calculation of any component of the Collateral Management Fee or any definition herein directly related to the Collateral Management Fee or (iii) modify the Class or Classes or the percentage of the Aggregate Outstanding Amount of any Class that has the right to remove the Collateral Manager, consent to any assignment of this Agreement or nominate or approve any successor Collateral Manager. This Agreement may be amended for any other purpose upon prior written notice to the Controlling Class and the Subordinated Notes without any consents of the holders. The Issuer shall provide notice of any amendment to this Agreement to the Rating Agency.

Section 21. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAWS PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), provided that nothing herein shall be construed in a manner that is inconsistent with the Advisers Act to the extent the Advisers Act is applicable.

Section 22. Submission to Jurisdiction.

Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. Each party hereto hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party hereto irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the address set forth in Section 18. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 23. Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING.

Section 24. Conflict with the Indenture.

In respect of any conflict between the terms of this Agreement and the Indenture or actions required under the terms of the Indenture and the terms of this Agreement, the terms of the Indenture shall control.

Section 25. Subordination; Assignment of Agreement.

The Collateral Manager agrees that the payment of all amounts to which it is entitled pursuant to this Agreement shall be subordinated to the extent set forth in, and the Collateral Manager agrees to be bound by the provisions of, Articles XI and XIII of the Indenture as if the Collateral Manager were a party to the Indenture and hereby consents to the assignment of this Agreement as provided in Section 15.1 of the Indenture.

Section 26. Indulgences Not Waivers.

Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 27. Costs and Expenses.

Except as otherwise agreed to by the parties hereto, the costs and expenses (including the fees and disbursements of counsel and accountants) of the Collateral Manager and of the Issuer incurred in connection with the negotiation and preparation of and the execution of this Agreement and any amendment hereto, and all matters incidental thereto, shall be borne by the Issuer. The Issuer will pay or reimburse the Collateral Manager for expenses including fees and out-of-pocket expenses reasonably incurred by the Collateral Manager in connection with the services provided by the Collateral Manager under this Agreement or the Indenture, including with respect to (a) legal advisers, consultants, rating agencies, accountants (including tax accountants), brokers and other professionals retained by the Issuer, or the Collateral Manager (on behalf of the Issuer), (b) asset pricing and asset rating services, compliance services and software, and accounting, programming and data entry services directly related to the management of the Assets, (c) all taxes, regulatory and governmental charges (not based on the income of the Collateral Manager), insurance premiums or expenses, (d) any and all costs and expenses incurred in connection with the acquisition or disposition of investments on behalf of the Issuer (whether or not actually consummated) and management thereof, including attorneys’ fees and disbursements, (e) any fees, expenses or other amounts payable to any Rating Agency, (f) expenses and fees relating to any issuance or incurrence of Additional Debt, redemption or Refinancing, as applicable, by the Issuer, (g) preparing reports to Holders, (h) reasonable travel expenses (including without limitation airfare, meals, lodging and other transportation) undertaken in connection with the performance by the Collateral Manager of its obligations under duties pursuant this Agreement and the Indenture, (i) expenses and costs in connection with any investor conferences, (j) any broker or brokers in consideration of brokerage services provided to the Collateral Manager in connection with the sale or purchase of any Collateral Obligation, Equity Security, Eligible Investment or other assets received in respect thereof, (k) bookkeeping, accounting or recordkeeping services obtained or maintained with respect to the Issuer (including those services rendered at the behest of the Collateral Manager), (l) software programs licensed from a third party and used by the Collateral Manager in connection with servicing the Assets, (m) fees and expenses incurred in obtaining the Market Value of Collateral Obligations (including without limitation fees payable to any nationally recognized pricing service, any Approved Appraisal Firm or any other Person providing pricing or valuation services), (n) audits incurred in connection with any consolidation review, (o) any extraordinary costs and expenses incurred by the Collateral Manager in the performance of its obligations under this Agreement and the Indenture (p) any reasonable out of pocket expenses incurred by the Collateral Manager or the Retention Provider in connection with complying with the U.S. Risk Retention Rules and/or the EU/UK Securitisation Laws (excluding the purchase price of any Debt acquired by it to comply with the U.S. Risk Retention Rules and/or the EU/UK Securitisation Laws) and (q) as otherwise agreed upon by the Issuer and the Collateral Manager. In addition, the Issuer will pay or reimburse the costs and expenses (including fees and disbursements of counsel and accountants) of the Collateral Manager and the Issuer incurred in connection with or incidental to the entering into of this Agreement or any amendment thereof. The fees and expenses payable to the Collateral Manager as described above are payable only on Payment Dates and only as Administrative Expenses in accordance with the Priority of Payments.

Section 28. Third Party Beneficiary.

The parties hereto agree that the Collateral Trustee on behalf of the Secured Parties shall be a third party beneficiary of this Agreement, and shall be entitled to rely upon and enforce such provisions of this Agreement to the same extent as if it were a party hereto. For the avoidance of doubt and without limiting the agreement contained in the previous sentence, the Holders will not be third party beneficiaries of this Agreement.

Section 29. Titles Not to Affect Interpretation.

The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

Section 30. Execution in Counterparts.

This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by e-mail (.pdf) or facsimile transmission), each of which will be deemed an original, and all of which together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 31. Provisions Separable.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

IN WITNESS WHEREOF, the parties hereto have executed this Collateral Management Agreement as of the date first written above.

ABPCI PRIVATE FUNDING V LLC, as Issuer

By: AB Private Credit Investors Corporation, its designated manager

By:	/s/ Christopher Terry
Name:	Christopher Terry
Title:	Vice President

[Signature Page to Collateral Management Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Collateral Management Agreement as of the date first written above.

AB PRIVATE CREDIT INVESTORS LLC, as Collateral Manager

By:	/s/ Christopher Terry
Name:	Christopher Terry
Title:	Managing Director

[Signature Page to Collateral Management Agreement]